Richards, Layton & Finger
                                One Rodney Square
                                  P.O. Box 551
                           Wilmington, Delaware 19899
                            Telephone: (302) 658-6541
                           Telecopier: (302) 658-6548
                              Website: www.rlf.com

                                 April 28, 2000

Kinetics Portfolios Trust
1311 Mamaroneck Avenue
White Plains, New York 10605

                  RE:      KINETICS PORTFOLIOS TRUST

Ladies and Gentlemen:

                  We have acted as special Delaware counsel to Kinetics Portfolios Trust, a Delaware business trust (the "Trust"), in connection with the transactions contemplated by the Declaration of Trust, dated as of March 14, 2000 ("Declaration"), by Steven R. Samson, Lee W. Schultheis and Brooke B. Campbell (collectively referred to as the "Trustees"). This opinion is being delivered pursuant to your request. Capitalized terms used herein and not otherwise defined shall have the respective meanings set forth in the Declaration, except that reference herein to any document shall mean such document as in effect on the date hereof.

                  We have examined originals or copies of the following documents:

                  (a)      The Declaration;

                  (b) A certified copy of the certificate of trust (the "Certificate of Trust") of the Trust which was filed with the Secretary of State of the State of Delaware (the "Secretary of State") on March 14, 2000; and

                  (c) A Certificate of Good Standing for the Trust, dated April 28, 2000, obtained from the Secretary of State.

We have not reviewed any documents other than the foregoing documents for purposes of rendering our opinions as expressed herein, and we have assumed that there exists no provision of any such other document that bears upon or is inconsistent with our opinions as expressed herein. We have conducted no independent factual investigation of our own but have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                  Based upon the foregoing and upon an examination of such questions of law as we have deemed necessary or appropriate, and subject to the assumptions, exceptions and qualifications set forth herein, we advise you that, in our opinion:

                  1. The Trust has been duly formed and is validly existing as a business trust under the Delaware Business Trust Act, 12 DEL. C.ss.3801, ET SEQ. (the "Act").

                  2. The Declaration is a legal, valid and binding obligation of the Trustees, enforceable against the Trustees, in accordance with its terms.

                  3. The Trust has the authority under the Declaration and the Act to offer for sale and to issue the Interests pursuant to the terms of the Declaration, and when the Interests have been sold, issued and paid for as contemplated by the Declaration, such Interests will be validly issued, fully paid and nonassessable except to the extent as otherwise provided for in the Declaration.

                  The foregoing opinions are subject to the following exceptions, qualifications and assumptions:

                  A. We are admitted to practice law in the State of Delaware and we do not hold ourselves out as being experts on the law of any other jurisdiction. The foregoing opinions are limited to the laws of the State of Delaware currently in effect. We express no opinion with respect to (i) federal laws, including without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the Trust Indenture Act of 1939, as amended, and the Investment Company Act of 1940, as amended, (ii) state securities or blue sky laws or (iii) laws, rules and regulations relating to the particular nature of the Trust assets.

                  B. We have assumed (i) except to the extent provided in paragraph 1 above, the valid existence of each party to the documents examined by us under the laws of the jurisdiction governing its organization, (ii) that each party has the power and authority to execute and deliver, and to perform its obligations under, the documents examined by us, (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each party has duly authorized, executed and delivered the documents examined by us, (v) that the Declaration constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including, without limitation, the creation, operation and termination of the Trust, and that the Declaration and the Certificate of Trust are in full force and effect and have not been amended, (vi) that the execution, delivery and performance of the documents examined by us by each of the parties thereto does not and will not violate or require any consent or approval of, the withholding of objection on the part of, the giving of notice to, the filing, registration or qualification with, or the taking of any other action under, any agreement, indenture or instrument to which it is a party or by which it is bound or any provision of any law, rule, regulation, judgment, order, writ, injunction or decree of any court or governmental authority applicable to it or any of its property; (vii) that the name and address of each Holder is properly registered by the Issuer in accordance with the Declaration; (viii) the payment by each Holder to the Trust of the full consideration due from it for the Interests subscribed to by it; and
(ix) the Interests will be offered and sold as described in the Declaration.

                  C. The foregoing opinion regarding enforceability is subject to (i) applicable bankruptcy, insolvency, moratorium, receivership, reorganization, fraudulent transfer and similar laws relating to and affecting the rights and remedies of creditors generally, (ii) principles of equity, including applicable law relating to fiduciary duties (regardless of whether considered and applied in a proceeding in equity or at law), and (iii) applicable public policy with respect to the enforceability of provisions relating to indemnification or contribution.

                  D. We have assumed that all signatures on documents examined by us are genuine, that all documents submitted to us as originals are authentic, and that all documents submitted to us as copies conform with the originals, which facts we have not independently verified.

                  E. We express no opinion as to the creation, attachment, perfection or priority of any mortgage or security interest or the nature or validity of title to any property.

                  F. We have not participated in the preparation of any offering materials with respect to the Interests and assume no responsibility for their contents.

                  This opinion may be relied upon by you in connection with the matters set forth herein. In addition, we consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Other than as provided above, without our prior written consent, this opinion may not be relied upon by or furnished to any person or entity for any purpose.

                                              Very truly yours,


                                              /s/ Richards, Layton & Finger
                                              Richards, Layton & Finger

EAM/TLM

                                   SCHEDULE A

Kinetics Portfolio Trust